Exhibit 99.1
Company Contact:
Gregg Bodnar
Chief Financial Officer
(630) 410-4633
Investors/Media Contacts:
ICR, Inc.
Allison Malkin/Alecia Pulman
(203) 682-8225/(646) 277-1220
ULTA ANNOUNCES SECOND QUARTER FISCAL YEAR 2009 RESULTS
Second Quarter Net Sales Increases 9.8%
Second Quarter Diluted EPS of $0.10
First Six Months Generates $40.1 Million of Free Cash Flow
     Romeoville, IL — September 3, 2009 — Ulta Salon, Cosmetics & Fragrance, Inc. [NASDAQ:ULTA], today announced financial results for the thirteen-week period (“Second Quarter”) and twenty-six-week period (“First Six Months”) ended August 1, 2009, which compare to the same periods ended August 2, 2008.
For the Second Quarter:
•	Net sales increased 9.8% to $273.5 million from $249.1 million in the second quarter of fiscal 2008;

•	Comparable store sales (sales for stores open at least 14 months) decreased 1.7% compared to an increase of 3.7% in the second quarter of fiscal 2008;

•	Pre-opening expenses decreased $2.1 million to $2.0 million in the second quarter fiscal 2009 due to the planned decrease in the Company’s new store program;

•	Operating income increased 42.0% to $10.2 million compared to $7.2 million in the second quarter of fiscal 2008;

•	Net income increased 55.9% to $5.8 million compared to $3.7 million in the second quarter of fiscal 2008;

•	Income per diluted share increased to $0.10, compared to $0.06 in the second quarter of fiscal 2008.

Lyn Kirby, Ulta’s President and Chief Executive Officer, stated: “We are pleased to deliver second quarter results that surpassed our expectations including a sequential improvement in comparable store sales and earnings from the first quarter. We continued to execute on our strategies of dynamic marketing, strong value proposition, new store growth and new brand introductions to drive traffic and market share gains. These strategies delivered a 2.2% comparable store traffic increase for the quarter in an ongoing difficult consumer spending environment without incremental investment in marketing. Our expense and working capital management initiatives continued to gain momentum which helped generate second quarter earnings above our expectations and year-to-date free cash flow of $40 million.”
“As we begin the second half of the year, the consumer environment remains difficult but appears to be more stable than earlier quarters.” Ms Kirby continued. “We are confident in our positioning and will continue to focus on our core strategies and tactics to drive market share gains and make Ulta the preferred beauty shopping experience. In addition, as we continue to deliver on our working capital and cost management strategies, we believe we can drive improved profitability during the remainder of 2009. We also believe our strategies and initiatives will enable us to continue our success this year while positioning Ulta for sustained long term growth in sales and profits.”
For the First Six Months:
•	Net sales increased 11.0% to $542.4 million from $488.4 million in the first six months of fiscal 2008;

•	Comparable store sales (sales for stores open at least 14 months) decreased 2.0% compared to an increase of 3.8% in the first six months of fiscal 2008;

•	Pre-opening expenses decreased $4.6 million to $3.2 million in the first six months of fiscal 2009 due to the planned decrease in the Company’s new store program;

•	Operating income increased to $19.2 million compared to $15.3 million in the first six months of fiscal 2008;

•	Net income increased to $10.7 million compared to $8.0 million in the first six months of fiscal 2008;

•	Income per diluted share increased to $0.18 compared to $0.13 in the first six months of fiscal 2008, which included $0.01 per share of severance costs for the management change in March 2008.
Balance Sheet and Cash Flow
     Merchandise inventories at the end of the second quarter totaled $209.2 million, compared to $197.0 million at the end of second quarter fiscal 2008, representing an increase of $12.2 million due to the addition of 50 new stores opened since August 2, 2008. Average inventory per store decreased 9.8%.
     For the first six months of fiscal 2009, the Company generated free cash flow of $40.1 million. Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment. A reconciliation of free cash flow, a non-GAAP measure, is included at Exhibit 5.

Store Expansion
     During the second quarter, the Company opened 13 stores, 1 each in North Haven, CT; Jacksonville, FL; West Melbourne, FL; Canton, GA; Des Moines, IA; Fairview Hts. IL; Flowood, MS; Amherst, NY; Monroe, NY; Tulsa, OK; Wilkes-Barre, PA; Wichita Falls, TX; Short Pump, VA. The Company ended the second quarter with 333 stores and square footage of 3,469,448, which represents an 18% increase compared to the second quarter of fiscal 2008.
Outlook
     For the third quarter of fiscal 2009, the Company currently expects net sales in the range of $270 million to $278 million, compared to actual net sales of $254.8 million in the third quarter of fiscal 2008. This assumes comparable stores sales decrease 1% to 4%, compared to an increase of 2.0% in the third quarter last year.
     Income per diluted share for the third quarter of fiscal 2009 is estimated to be in the range of $0.08 to $0.11. This compares to income per diluted share for third quarter fiscal 2008 of $0.09.
For fiscal 2009, the Company plans to:
•	generate free cash flow of approximately $50 million, compared to a $35.7 million net cash out flow in fiscal 2008;

•	permanently reduce expenses by approximately $18 million including supply chain, store and other operating costs;

•	open approximately 35 new stores;

•	incur capital expenditures in a range of $72 million to $74 million, compared to $110.9 million in capital expenditures reported in fiscal 2008; and

•	reduce inventory by approximately 9% on an average per store basis by year end 2009.

Conference Call Information
     A conference call to discuss second quarter results is scheduled for today, September 3, 2009, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on September 10, 2009 and can be accessed by dialing (877) 660-6853 and entering account number 3055 and conference ID number 331275.
About Ulta
     Ulta is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta provides affordable indulgence to its customers by combining the product breadth, value and convenience of a beauty superstore with the distinctive environment and experience of a specialty retailer. Ulta offers a unique combination of over 21,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta also offers a full-service salon in all of its stores. The Company currently operates 333 retail stores across 38 states and also distributes its products through the Company’s website: www.ulta.com.
Forward-Looking Statements
     This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10-K for the year ended January 31, 2009. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1
Ulta Salon, Cosmetics & Fragrance, Inc.
Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended		13 Weeks Ended
	August 1,		August 2,
	2009		2008

Net sales	$273,539	100.0%	$249,111	100.0%
Cost of sales	195,028	71.3%	175,965	70.6%

Gross profit	78,511	28.7%	73,146	29.4%

Selling, general and administrative expense	66,265	24.2%	61,889	24.8%
Pre-opening expenses	2,010	0.7%	4,050	1.6%

Operating income	10,236	3.7%	7,207	2.9%
Interest expense	645	0.2%	1,016	0.4%

Income before income taxes	9,591	3.5%	6,191	2.5%
Income tax expense	3,841	1.4%	2,503	1.0%

Net income	$5,750	2.1%	$3,688	1.5%

Net income per common share:
Basic	$0.10		$0.06
Diluted	$0.10		$0.06

Weighted average common shares outstanding:
Basic	57,819		57,435
Diluted	59,045		59,012

Exhibit 2
Ulta Salon, Cosmetics & Fragrance, Inc.
Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	26 Weeks Ended		26 Weeks Ended
	August 1,		August 2,
	2009		2008
Net sales	$542,364	100.0%	$488,409	100.0%
Cost of sales	384,510	70.9%	341,342	69.9%

Gross profit	157,854	29.1%	147,067	30.1%

Selling, general and administrative expense	135,459	25.0%	123,954	25.4%
Pre-opening expenses	3,205	0.6%	7,822	1.6%

Operating income	19,190	3.5%	15,291	3.1%
Interest expense	1,316	0.2%	1,931	0.4%

Income before income taxes	17,874	3.3%	13,360	2.7%
Income tax expense	7,204	1.3%	5,397	1.1%

Net income	$10,670	2.0%	$7,963	1.6%

Net income per common share:
Basic	$0.18		$0.14
Diluted	$0.18		$0.13

Weighted average common shares outstanding:
Basic	57,781		57,196
Diluted	58,914		59,000

Exhibit 3
Ulta Salon, Cosmetics & Fragrance, Inc.
Condensed Balance Sheets
(Subject to Reclassification)
(In thousands)

	August 1,	January 31,	August 2,
	2009	2009	2008
	(Unaudited)		(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$3,663	$3,638	$3,255
Receivables, net	13,135	18,268	19,164
Merchandise inventories, net	209,152	213,602	197,028
Prepaid expenses and other current assets	25,373	24,294	22,699
Prepaid income taxes	—	8,628	—
Deferred income taxes	8,097	8,278	9,063

Total current assets	259,420	276,708	251,209

Property and equipment, net	288,537	292,224	278,378
Deferred income taxes	—	—	4,080

Total assets	$547,957	$568,932	$533,667

Liabilities and stockholders’ equity
Current liabilities:
Current portion — notes payable	$23,086	$18,000	$31,766
Accounts payable	40,393	47,811	40,630
Accrued liabilities	53,350	51,202	52,865
Accrued income taxes	3,846	—	4,374

Total current liabilities	120,675	117,013	129,635

Notes payable — less current portion	42,365	88,047	86,390
Deferred rent	108,245	101,288	93,291
Deferred income taxes	17,616	17,616	—

Total liabilities	288,901	323,964	309,316

Commitments and contingencies

Total stockholders’ equity	259,056	244,968	224,351

Total liabilities and stockholders’ equity	$547,957	$568,932	$533,667

Exhibit 4
Ulta Salon, Cosmetics & Fragrance, Inc.
Statements of Cash Flows
(Subject to Reclassification)
(In thousands)

	Six months ended
	August 1,	August 2,
	2009	2008
	(Unaudited)
Operating activities
Net income	$10,670	$7,963
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,360	24,354
Non-cash stock compensation charges	2,648	1,544
Excess tax benefits from stock-based compensation	(283)	(1,101)
Loss on disposal of property and equipment	184	252
Change in operating assets and liabilities:
Receivables	5,133	1,479
Merchandise inventories	4,450	(20,919)
Prepaid expenses and other assets	(1,079)	(3,515)
Income taxes	12,474	(690)
Accounts payable	(7,418)	(11,492)
Accrued liabilities	4,775	1,123
Deferred rent	6,957	22,056

Net cash provided by operating activities	69,871	21,054

Investing activities
Purchases of property and equipment	(29,756)	(68,072)

Net cash used in investing activities	(29,756)	(68,072)

Financing activities
Proceeds on long-term borrowings	561,662	579,492
Payments on long-term borrowings	(602,258)	(536,106)
Proceeds from issuance of common stock under stock plans	223	2,056
Excess tax benefits from stock-based compensation	283	1,101
Initial public offering issuance costs	—	(59)

Net cash (used in) provided by financing activities	(40,090)	46,484

Net increase (decrease) in cash and cash equivalents	25	(534)
Cash and cash equivalents at beginning of period	3,638	3,789

Cash and cash equivalents at end of period	$3,663	$3,255

Exhibit 5
Ulta Salon, Cosmetics & Fragrance, Inc.
SEC Regulation G Disclosure
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(In thousands)

	Six months ended
	August 1,	August 2,
	2009	2008
	(Unaudited)
Net cash provided by operating activities	$69,871	$21,054
Less: purchases of property and equipment	(29,756)	(68,072)

Free cash flow (a)	$40,115	$(47,018)

(a)	Free cash flow is a non-GAAP financial measure. The Company believes free cash flow is an important metric as it represents a measure of how much cash the Company has available after the deduction of capital expenditures, as the Company requires regular capital expenditures to build and maintain stores and purchase new equipment to improve the business. The Company uses this metric internally as the Company believes the sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace the Company’s GAAP results.

Exhibit 6
2009 Store Expansion

	Total stores open	Number of stores	Number of stores	Total stores open
	at beginning of the	opened during the	closed during the	at end of the
Fiscal 2009	quarter	quarter	quarter	quarter

1st Quarter	311	9	0	320
2nd Quarter	320	13	0	333

		Gross square feet
	Total gross square	for stores opened	Gross square feet	Total gross square
	feet at beginning	or expanded	for stores closed	feet at end of the
Fiscal 2009	of the quarter	during the quarter	during the quarter	quarter

1st Quarter	3,240,579	93,906	0	3,334,485
2nd Quarter	3,334,485	134,963	0	3,469,448